Exhibit 99.1

FOR IMMEDIATE RELEASE

HarborOne Bancorp, Inc. Announces 2021 Virtual Annual Meeting Information

BROCKTON, MA – January 29, 2021 – HarborOne Bancorp, Inc. (the “Company”) (NASDAQ: HONE), announced today that the Company’s 2021 annual meeting of shareholders (the “Annual Meeting”) will be held virtually, by means of remote communication, on Wednesday, May 26, 2021 at 10:00 am Eastern Time. Stockholders of record of the Company’s common stock as of the close of business on March 29, 2021 are entitled to vote at the Annual Meeting. Additional information regarding the Annual Meeting, including how to attend and whether it will be held in a virtual meeting format only, will be provided in the Company’s proxy statement.

Because the date of the Annual Meeting has been advanced by more than thirty (30) days from the anniversary date of the Company’s 2020 annual meeting, the Company has set a new deadline for the receipt of shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for inclusion in the Company’s proxy materials for the Annual Meeting. In order to be considered timely, such proposals must be received by the Company’s Secretary no later than February 25, 2021. Any proposal submitted after the above deadline will not be considered timely and will be excluded from the Company’s proxy materials. Proposals of shareholders must also comply with rules of the Securities and Exchange Commission (the “SEC”) regarding the inclusion of shareholder proposals in proxy materials, and the Company may omit from its proxy materials any proposal that does not comply with the SEC’s rules.

Additionally, in accordance with the advance notice provisions set forth in the Company’s bylaws, in order for a shareholder proposal to be submitted outside of Rule 14a-8 of the Exchange Act or a director nomination submitted by a shareholder to be considered timely, it must be received by the Company’s Secretary not later than February 25, 2021.

Contact: Linda Simmons, EVP, CFO (508) 895-1379

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 26 full-service branches located in Massachusetts and Rhode Island, and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with more than 30 offices in Massachusetts, Rhode Island, New Hampshire, Maine, New Jersey and Florida and is licensed to lend in four additional states.